EXHIBIT 99.1

Thermon Reports Third Quarter Fiscal 2011 Results

SAN MARCOS, Texas, Feb. 11, 2011 (GLOBE NEWSWIRE) -- Thermon Holding Corp. ("Thermon") today announced its financial results for the third fiscal quarter ended December 31, 2010.

Third Quarter Highlights

  Quarterly revenue of $64.9 million, up 37% year over year
  Income from operations of $11.2 million, up 12% year over year
  Net income of $3.0 million, down 28% year over year
  Adjusted EBITDA of $16.0 million, up 51% year over year
  $35.0 million cash on hand at the close of the third quarter

We recorded revenue of $64.9 million in Q3 2011, an increase of 37% from $47.3 million in Q3 2010. We experienced revenue growth in all geographic regions in which we operate and approximately 70% of our revenue for Q3 2011 was generated outside of the United States.

Income from operations was $11.2 million for Q3 2011, up 12% from $10.0 million in Q3 2010. Income from operations during Q3 2011 included $3.7 million of amortization of intangible assets related to the acquisition of Thermon sponsored by CHS Capital LLC (the "CHS Transaction"). Net of amortization of intangible assets, income from operations was $14.9 million, up 40% from $10.7 million in Q3 2010.

Net income was $3.0 million in Q3 2011, down from $4.2 million in the prior year period. The decrease is primarily attributed to a higher interest expense as well as the non-cash amortization of intangible assets mentioned above. These factors were somewhat offset by higher quarterly revenues and gross profit.

Adjusted EBITDA was $16.0 million, an increase of 51% from $10.6 million in Q3 2010, primarily driven by the revenue growth.

Backlog was $79.7 million at the close of the third quarter, up slightly from $79.4 million in the prior year period.

As of December 31, 2010, we had $35.0 million in cash and cash equivalents, up from $15.7 million in the prior quarter and approximately $2.8 million at April 30, 2010 (the close of the CHS Transaction). We made the first $10 million semi-annual interest payment on our outstanding senior secured notes on November 1, 2010.

Gross profit totaled $29.6 million in Q3 2011, an increase of 28% from $23.2 million in Q3 2010. Reported gross margin decreased to approximately 46% in Q3 2011 from 49% in Q3 2010.

"We achieved record quarterly revenue for the second consecutive quarter and Adjusted EBITDA was also an all-time quarterly high. These results were driven by strong global demand for our core products and services and reflect continuing organic growth," said Rodney Bingham, President and Chief Executive Officer. "Our business model continues to perform as expected and our cash balance continues to grow," added Jay Peterson, Chief Financial Officer.

Quarterly Report

A quarterly report on Form 10-Q containing our unaudited financial statements for the three and nine month periods ended December 31, 2010 is expected to be filed with the U.S. Securities and Exchange Commission on February 14, 2011. It will also be made available on our Investor Relations website located at http://ir.thermon.com.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss third quarter fiscal 2011 results during a conference call today at 10:00 a.m. (Central Standard Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call and ending at 5:00 p.m. on February 25, 2011.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

The Thermon logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7808

Non-GAAP Financial Measures

Disclosure in this release of EBITDA and Adjusted EBITDA, which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission, are intended as supplemental measures of our liquidity that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income, income from continuing operations, cash flows from operating activities or any other liquidity measure derived in accordance with GAAP. EBITDA represents net income before income taxes, interest income, interest expense and depreciation expense and amortization of other intangible assets. Adjusted EBITDA represents EBITDA before other non-cash charges not included in EBITDA such as amortization of stock compensation and other unusual non-recurring transactions not associated with the ongoing operations of Thermon.

Although EBITDA and Adjusted EBITDA are not necessarily measures of our ability to fund our cash needs, we believe these measures are meaningful to our investors to enhance their understanding of our liquidity and our ability to service our indebtedness.  We understand these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of these measures in isolation or as a substitute for analyses of our income or cash flows as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. For a description of how EBITDA and Adjusted EBITDA are calculated from our net income (loss) and a reconciliation of our EBITDA and Adjusted EBITDA to net income (loss), see the section of this release titled "Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (Unaudited)."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) changes in relevant currency exchange rates; (iv) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (v) a material disruption at any of our manufacturing facilities; (vi) our dependence on subcontractors and suppliers; (vii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (viii) competition from various other sources providing similar heat tracing products and services, or other alternative technologies, to customers; (ix) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (x) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xi) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xii) other factors discussed in more detail under the caption "Risk Factors" in our Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on December 13, 2010.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Holding Corp.
Condensed Consolidated Balance Sheet
(Dollars in Thousands)

	December 31, 2010 (Successor) (Unaudited)	March 31, 2010 (Predecessor)
Assets
Current assets:
Cash and cash equivalents	$ 34,951	$ 30,147
Accounts receivable, net of allowance for doubtful accounts of $1,331 and $1,835 as of December 31, 2010 and March 31, 2010, respectively	47,073	41,882
Notes receivable and other	–	3
Inventories, net	27,600	22,835
Costs and estimated earnings in excess of billings on uncompleted contracts	1,245	1,636
Income taxes receivable	1,999	1,368
Prepaid expenses and other current assets	7,883	4,331
Deferred income taxes	1,421	1,428
Total current assets	122,172	103,630
Property, plant and equipment, net	23,404	22,750
Goodwill	116,626	42,013
Intangible assets, net	159,346	50,137
Debt issuance costs, net	12,263	2,586
	$ 433,811	$ 221,116

Liabilities and shareholder's/members' equity
Current liabilities:
Accounts payable	$ 16,319	$ 9,397
Accrued liabilities	16,789	13,505
Advance payment	10,248	–
Obligations due to settle the CHS Transactions	3,754	–
Billings in excess of costs and estimated earnings on uncompleted contracts	–	1,035
Income taxes payable	129	2,158
Deferred income taxes	–	138
Total current liabilities	47,239	26,233
Long-term debt, net of current maturities	210,000	109,249
Deferred income taxes	53,916	30,005
Other noncurrent liabilities	1,844	555

Shareholder's/Members' equity	120,812	55,074
	$ 433,811	$ 221,116

Thermon Holding Corp.
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars in Thousands)

	Three Months Ended	Three Months Ended	For the Period From May 1, Through	For the Period From April 1, Through	Nine Months Ended
	December 31, 2010	December 31, 2009	December 31, 2010	April 30, 2010	December 31, 2009
	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)

Sales	$ 64,941	$ 47,348	$ 165,905	$ 13,063	$ 142,905
Cost of sales	35,333	24,152	98,795	6,447	73,966
Gross profit	29,608	23,196	67,110	6,616	68,939
Operating expenses:
Marketing, general and administrative and engineering	14,705	12,542	37,227	4,263	33,770
Amortization of other intangible assets	3,700	623	15,126	215	1,803
Income from operations	11,203	10,031	14,757	2,138	33,366
Other income/(expenses):
Interest income	7	33	10	7	54
Interest expense	(5,580)	(1,927)	(17,111)	(6,229)	(5,570)
Success fees to owners related to the CHS Transactions	–	–	(3,022)	(4,716)	–
Miscellaneous expense	(1,029)	(564)	(4,667)	(8,901)	(881)
Income (loss) before provision for income taxes	4,601	7,573	(10,033)	(17,701)	26,969
Income taxes (expense) benefit	(1,592)	(3,391)	(927)	17,434	(12,241)
Net income (loss)	$ 3,009	$ 4,182	$ (10,960)	$ (267)	$ 14,728

Thermon Holding Corp.
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA (Unaudited)
(Dollars in Thousands)

	Three Months Ended December 31, 2010 (Successor)	Three Months Ended December 31, 2009 (Predecessor)
Net income	$ 3,009	$ 4,181
Interest expense, net	5,573	1,894
Income tax expense	1,592	3,390
Depreciation and amortization expense	4,228	1,099
EBITDA—non-GAAP basis	$ 14,402	$ 10,564
EBITDA—non-GAAP basis	$ 14,402	$ 10,564
Stock compensation expense	734	—
CHS Transaction expenses	818	—
Adjusted EBITDA—non-GAAP basis	$ 15,954	$ 10,564

	For the Period From April 1, Through April 30, 2010 (Predecessor)	For the Period From May 1, Through December 31, 2010 (Successor)	Nine months Ended December 31, 2010 (Predecessor/ Successor Combined)	Nine months Ended December 31, 2009 (Predecessor)
Net income (loss)	$ (267)	$ (10,960)	$ (11,227)	$ 14,728
Interest expense, net	6,222	17,101	23,323	5,516
Income tax expense (benefit)	(17,434)	927	(16,507)	12,241
Depreciation and amortization expense	392	24,041	24,433	3,223
EBITDA—non-GAAP basis	$ (11,087)	$ 31,109	$ 20,022	$ 35,708
EBITDA—non-GAAP basis	$ (11,087)	$ 31,109	$ 20,022	$ 35,708
Stock compensation expense	—	734	734	—
CHS Transaction expenses	13,921	7,685	21,606	—
Adjusted EBITDA—non-GAAP basis	$ 2,834	$ 39,528	$ 42,362	$ 35,708
CONTACT: Sarah Alexander
         Thermon
         (512) 396-5801
         Investor.Relations@thermon.com